Exhibit 99.1

FTS International Announces Agreement with Majority of its Secured Debtholders On Restructuring Support Agreement to Convert over $400 Million of Debt to Equity

Company will emerge debt-free, paving the way for future strategic growth

FORT WORTH, Texas, August 24, 2020 -- FTS International, Inc. (NYSE American: FTSI) (“FTSI” or the “Company”) today announced that it has entered into a restructuring support agreement (the “Agreement”) with approximately 75 percent of the holders of the Company’s 6.250% senior secured notes due 2022 (the “Secured Notes”) and approximately 64 percent of the Company’s secured debt claims. The Agreement outlines a comprehensive restructuring that will deleverage the Company’s balance sheet by $437.3 million and provide it with the financial flexibility to deliver results-oriented and innovative well completion solutions to its customers. Importantly, the Agreement contemplates that the Company’s vendors, suppliers, and customers will remain unaffected by the transaction.

Michael Doss, Chief Executive Officer, commented, “In recent months, we have worked diligently to cut costs and preserve liquidity under circumstances few people could have predicted. I am extremely pleased to announce this consensual deal with our Secured Noteholders which guarantees that we will remain a strong partner to our customers and suppliers going forward.” Mr. Doss continued, “We could not have reached this agreement without the support of our lenders, employees, customers, and suppliers and I thank you for that.”

To implement the restructuring, the Company and its subsidiaries, including FTS International Services, LLC, and FTS International Manufacturing, LLC, will commence voluntary cases under chapter 11 of the U.S. Bankruptcy Code and file a prepackaged chapter 11 plan of reorganization in the coming weeks. The Agreement provides that holders of the Secured Notes and lenders under the Term Loan will exchange their debt claims for $30.6 million in cash consideration and 90.1% of the equity of a reorganized FTSI. Existing holders of FTSI equity will receive the remaining 9.9% of the equity. Additionally, the consenting creditor parties to the Agreement have agreed to allow the Company to use existing cash to fund the chapter 11 cases and continue operations in the ordinary course, thereby preserving critical value for all stakeholders. The Company’s cash balance was $192.7 million as of August 20, 2020. Upon execution of the Agreement, consenting creditors will also receive a cash payment equal to 3% of the principal amount of secured debt claims held by the applicable consenting creditor, subject to the terms and conditions described in the Agreement. Upon completion of the transaction, the Company intends to enter into a new revolving exit facility on terms acceptable to the consenting creditors to provide working capital to support operations.

Kirkland & Ellis LLP and Winston & Strawn LLP are acting as legal counsel, Lazard is acting as financial advisor, and Alvarez & Marsal LLP is acting as restructuring advisor to the Company in connection with the restructuring. Davis Polk & Wardwell LLP is acting as legal counsel and Ducera Partners LLC and Silver Foundry, LP are acting as financial advisors to an ad hoc group of Secured Noteholders and consenting creditors.

About FTS International, Inc.

Headquartered in Fort Worth, Texas, FTS is an independent hydraulic fracturing service company and one of the only vertically integrated service providers of its kind in North America.

To learn more, visit www.FTSI.com.

Forward Looking Statements

This press release contains “forward-looking statements” related to future events. Forward-looking statements contain words such as “expect,” “anticipate,” “could,” “should,” “intend,” “plan,” “believe,” “seek,” “see,” “may,” “will,” “would,” or “target.” Forward-looking statements are based on management’s current expectations, beliefs, assumptions and estimates and may include, for example, statements regarding our pursuing protection under Chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”), the Company’s ability to complete the restructuring, its ability to continue operating in the ordinary course while the Chapter 11 Cases are pending, the results and effects of the restructuring and the entry into a new revolving exit facility. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements, including risks and uncertainties regarding the Company’s ability to successfully complete a restructuring under Chapter 11, including: consummation of the restructuring; the Company’s ability to meet certain conditions in the RSA; potential adverse effects of the Chapter 11 Cases on the Company’s liquidity and results of operations; the Company’s ability to obtain timely approval by the bankruptcy court with respect to the motions filed in the Chapter 11 Cases; objections to the Company’s recapitalization process or other pleadings filed that could protract the Chapter 11 Cases; employee attrition and the Company’s ability to retain senior management and other key personnel due to the distractions and uncertainties; the Company’s ability to comply with financing arrangements; the Company’s ability to maintain relationships with suppliers, customers, employees and other third parties and regulatory authorities as a result of the Chapter 11 Cases and other matters; the effects of the Chapter 11 Cases on the Company and on the interests of various constituents, including holders of the Company’s common stock; the bankruptcy court’s rulings in the Chapter 11 Cases, including the approvals of the terms and conditions of the restructuring and the outcome of the Chapter 11 Cases generally; the length of time that the Company will operate under Chapter 11 protection and the continued availability of operating capital during the pendency of the Chapter 11 Cases; risks associated with third party motions in the Chapter 11 Cases, which may interfere with the Company’s ability to consummate the restructuring or an alternative restructuring transaction; increased administrative and legal costs related to the Chapter 11 process; potential delays in the Chapter 11 process due to the effects of the COVID-19 virus; and other litigation and inherent risks involved in a bankruptcy process. Forward-looking statements are also subject to the risk factors and cautionary language described from time to time in the reports the Company files with the U.S. Securities and Exchange Commission, including those in the Company’s most recent Annual Report on Form 10-K and any updates thereto in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These risks and uncertainties may cause actual future results to be materially different than those expressed in such forward-looking statements. The Company has no obligation to update or revise these forward-looking statements and does not undertake to do so.

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